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                            STORAGE DIMENSIONS, INC.

                                    FORM 10-Q

                                  EXHIBIT 11.1





                            STORAGE DIMENSIONS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                           Three Months Ended
                                                               March 31,
                                                           1997        1996
                                                          -----       ------
Net income                                                $  768      $  119
                                                          ------      ------

Shares utilized in calculating net income per share:

   Weighted average common shares outstanding               2,969      1,608

   Common Stock equivalent shares outstanding
   during the period                                         277         461

   Effect of conversion of Series A Preferred Stock        2,731       3,427
                                                          ------      ------

   Weighted average common and common equivalent
     shares outstanding                                    5,977       5,496
                                                          ======      ======

Net income per share                                      $ 0.13      $ 0.02
                                                          ======      ======